Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Superior Energy Services, Inc.:
We consent to incorporation by reference in Registration Statements No. 333-35286 and No. 33-123442 on Form S-3 and No. 333-12175, No. 333-43421, No. 333-33758, No. 333-101211, No. 333-125316, No. 333-136809, No. 333-116078 on Form S-8 of Superior Energy Services, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the years in the three-year period ended December 31, 2006, the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Superior Energy Services, Inc.
Our Report for the year ended December 31, 2006 refers to a change in the method of accounting for share-based payments.
/s/ KPMG LLP
New Orleans, Louisiana
February 28, 2007